Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 2, 2022

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL 2022

INDIANAPOLIS, INDIANA –September 2, 2022 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2022. Hurco recorded net income of $1,238,000, or $0.18 per diluted share, for the third quarter of fiscal 2022, compared to net income of $1,568,000, or $0.23 per diluted share, for the corresponding period in fiscal 2021. For the nine months of fiscal 2022, Hurco reported net income of $6,802,000, or $1.01 per diluted share, compared to net income of $4,668,000, or $0.70 per diluted share, for the corresponding period in fiscal 2021.

Sales and service fees for the third quarter of fiscal 2022 were $57,640,000, an increase of $3,462,000, or 6%, compared to the corresponding prior year period, and included an unfavorable currency impact of $4,273,000, or 8%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal 2022 were $187,352,000, an increase of $21,139,000, or 13%, compared to the corresponding prior year period, and included an unfavorable currency impact of $7,943,000, or 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, President and Chief Executive Officer, stated, “On a year-to-date basis, our sales have grown in all regions of the world compared to the same period in 2021. I am encouraged by our results even though inflation, currency fluctuations, vendor delays, a war in Ukraine, and COVID-19 disruptions have affected our business and other international companies – many of whom are our vendors. Our experience successfully navigating volatile economic and world events in the past positions us well to adapt and efficiently navigate external events in the world today. We have a long-term commitment to a balanced capital allocation strategy and continuously innovate and develop new products despite uncertain economic cycles that often prevent others from investing in new technology. Today, it is more important than ever for our customers to have technology that helps them increase productivity, even as they manage inflation and labor shortages. At the first International Manufacturing Technology Show (IMTS) since 2018 later this month, we are excited to display innovative technologies, such as Hurco Automation powered by ProCobots, which allows customers to enjoy increased throughput and embrace “lights-out machining” but eliminates the often time-consuming, expensive, and complex integration associated with so many other automation systems. Our IMTS booth will demonstrate how customers can solve some of the most common problems they face by combining practical demonstrations with experiences that leverage emerging technologies.”

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months ended July 31, 2022 and 2021 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Americas	$23,736	$19,150	$4,586	24%	$70,154	$62,121	$8,033	13%
Europe	28,932	28,403	529	2%	93,932	81,598	12,334	15%
Asia Pacific	4,972	6,625	(1,653)	(25)%	23,266	22,494	772	3%
Total	$57,640	$54,178	$3,462	6%	$187,352	$166,213	$21,139	13%

Sales in the Americas for the third quarter and nine months of fiscal 2022 increased by 24% and 13%, respectively, compared to the corresponding periods in fiscal 2021, primarily due to inflationary price increases and an increased volume of shipments of higher-performance Hurco and Takumi machines.

European sales for the third quarter of fiscal 2022 increased by 2%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 14%, when translating foreign sales to U.S. dollars for financial reporting purposes.  This increase was primarily attributable to inflationary price increases, an increased volume of shipments of higher-performance Hurco, Takumi and Milltronics machines in Germany and France, and electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”), partially offset by a reduced volume of shipments of Hurco machines in Italy and the United Kingdom.  European sales for the nine months of fiscal 2022 increased by 15%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 9%, when translating foreign sales to U.S. dollars for financial reporting purposes.  This increase was primarily driven by inflationary price increases, an increased volume of shipments of higher-performance Hurco, Takumi, and Milltronics machines across the European region, as well as increased sales of electro-mechanical components and accessories manufactured by LCM.

Asian Pacific sales for the third quarter of fiscal 2022 decreased by 25%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The decrease in Asian Pacific sales primarily resulted from a reduced volume of shipments of Hurco and Takumi machines in China and Southeast Asia, partially offset by an increased volume of shipments of Hurco machines in India.  The reduced volume of shipments of Hurco and Takumi machines in China was primarily due to recent COVID-19 lockdowns and similar restrictions in major Chinese markets pursuant to China’s zero-tolerance COVID-19 policy.  Asian Pacific sales for the nine months of fiscal 2022 increased by 3%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The increase in Asian Pacific sales for the nine months of fiscal 2022 primarily resulted from inflationary price increases and an increased volume of shipments of Hurco and Takumi machines in Southeast Asia and India, partially offset by a reduced volume of shipments of Hurco and Takumi machines in China due to recent COVID-19 lockdowns and similar restrictions.

Orders for the third quarter of fiscal 2022 were $52,882,000, a decrease of $13,835,000, or 21%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of $4,060,000, or 6%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal 2022 were $182,595,000, a decrease of $7,160,000, or 4%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of $7,179,000, or 4%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third quarter and nine months ended July 31, 2022 and 2021 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Americas	$21,652	$23,837	($2,185)	(9)%	$68,189	$66,988	$1,201	2%
Europe	26,429	33,998	(7,569)	(22)%	94,964	94,194	770	1%
Asia Pacific	4,801	8,882	(4,081)	(46)%	19,442	28,573	(9,131)	(32)%
Total	$52,882	$66,717	($13,835)	(21)%	$182,595	$189,755	($7,160)	(4)%

Orders in the Americas for the third quarter of fiscal 2022 decreased by 9%, compared to the corresponding period in fiscal 2021, primarily due to decreased customer demand for Hurco, Takumi and Milltronics machines, partially offset by inflationary price increases implemented during fiscal 2022. Orders in the Americas for the nine months of fiscal 2022 increased by 2%, compared to the corresponding period in fiscal 2021, primarily due to inflationary price increases, partially offset by decreased customer demand for Hurco and Milltronics machines.

European orders for the third quarter of fiscal 2022 decreased by 22%, compared to the corresponding prior year period, and included an unfavorable currency impact of 11%, when translating foreign orders to U.S. dollars. This decrease was driven primarily by decreased customer demand for Hurco machines across the European region, as well as decreased customer demand for electro-mechanical components and accessories manufactured by LCM, partially offset by inflationary price increases implemented during fiscal 2022 and increased demand for higher-performance Hurco and Takumi machines in Germany. European orders for the nine months of fiscal 2022 increased by 1%, compared to the corresponding prior year period, and included an unfavorable currency impact of 7%, when translating foreign orders to U.S. dollars. This increase was primarily attributable to inflationary price increases and increased customer demand for Hurco, Takumi and Milltronics machines in Germany, partially offset by decreased customer demand for Hurco machines in France, the United Kingdom, and Italy, and electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the third quarter and nine months of fiscal 2022 decreased by 46% and 32%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 5% and 2%, respectively, when translating foreign orders to U.S. dollars. The decreases in Asian Pacific orders year-over-year were driven primarily by decreased customer demand for Hurco and Takumi machines in China and Southeast Asia due to recent COVID-19 lockdowns and similar restrictions, slightly offset by increased demand for Hurco machines in India.

Gross profit for the third quarter of fiscal 2022 was $14,399,000, or 25% of sales, compared to $12,974,000, or 24% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal 2022 was $46,908,000, or 25% of sales, compared to $39,315,000, or 24% of sales, for the corresponding prior year period. During the third quarter and nine months of fiscal 2021, we recorded approximately $406,000 and $1,243,000, respectively, or 1% of sales for each period, for the employee retention credit extended to companies under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and the American Rescue Plan Act of 2021 (the “employee retention credit”). While the employee retention credit did not recur in the third quarter and nine months of fiscal 2022, gross profit as a percentage of sales in those 2022 periods benefited from increased sales of higher-performance machines, improved leverage of fixed overhead costs and inflationary price increases implemented during fiscal 2022.

Selling, general, and administrative expenses for the third quarter of fiscal 2022 were $12,647,000, or 22% of sales, compared to $10,331,000, or 19% of sales, in the corresponding fiscal 2021 period, and included a favorable currency impact of $703,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the nine months of fiscal 2022 were $36,859,000, or 20% of sales, compared to $32,172,000, or 19% of sales, in the corresponding fiscal 2021 period, and included a favorable currency impact of $1,273,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year increases in selling, general, and administrative expenses in the third quarter and nine months of 2022 were driven primarily by increases in marketing and tradeshow expenses, sales commissions, and employee benefit costs, as well as increased one-time costs for administrative services.  The increase in selling, general, and administrative expenses year-over-year also reflected the employee retention credit recorded in those expenses in the third quarter and nine months of fiscal 2021 of $583,000 and $1,672,000, respectively, or 1% of sales, during those periods.

The effective tax rates for the third quarter and nine months of fiscal 2022 were 28% and 31%, respectively, compared to 41% and 36%, respectively, for the corresponding prior year periods. The year-over-year changes in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, various discrete tax items, and changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic.

Cash and cash equivalents totaled $73,536,000 at July 31, 2022, compared to $84,063,000 at October 31, 2021. Working capital was $202,275,000 at July 31, 2022, compared to $208,700,000 at October 31, 2021. The decrease in working capital was primarily driven by decreases in cash and cash equivalents, accounts receivable and prepaid assets, partially offset by an increase in inventories, net.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe, and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs, and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021

	(unaudited)		(unaudited)
Sales and service fees	$ 57,640	$ 54,178	$ 187,352	$ 166,213
Cost of sales and service	43,241	41,204	140,444	126,898
Gross profit	14,399	12,974	46,908	39,315
Selling, general and administrative expenses	12,647	10,331	36,859	32,172
Operating income (loss)	1,752	2,643	10,049	7,143
Interest expense	9	2	22	23
Interest income	16	17	69	33
Investment income (loss)	(11)	8	170	154
Other income (expense), net	(22)	11	(440)	(37)
Income (loss) before taxes	1,726	2,677	9,826	7,270
Provision (benefit) for income taxes	488	1,109	3,024	2,602
Net income (loss)	$ 1,238	$ 1,568	$ 6,802	$ 4,668

Income (loss) per common share
Basic	$ 0.19	$ 0.23	$ 1.02	$ 0.70
Diluted	$ 0.18	$ 0.23	$ 1.01	$ 0.70
Weighted average common shares outstanding
Basic	6,567	6,601	6,585	6,591
Diluted	6,629	6,618	6,637	6,605

Dividends per share	$ 0.15	$ 0.14	$ 0.44	$ 0.41

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2022	2021	2022	2021

	(unaudited)		(unaudited)
Gross margin	25%	24%	25%	24%
SG&A expense as a percentage of sales	22%	19%	20%	19%
Operating income (loss) as a percentage of sales	3%	5%	5%	4%
Pre-tax income (loss) as a percentage of sales	3%	5%	5%	4%
Effective tax rate	28%	41%	31%	36%
Depreciation and amortization	$ 1,049	$ 1,034	$ 2,956	$ 3,150
Capital expenditures	$ 522	$ 552	$ 1,628	$ 1,834

Balance Sheet Data:	7/31/2022	10/31/2021
Working capital	$ 202,275	$ 208,700
Days sales outstanding (unaudited)	50	42
Inventory turns (unaudited)	1.2	1.2
Capitalization
Total debt	--	--
Shareholders' equity	229,768	238,419
Total Capitalization	$ 229,768	$ 238,419

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	July 31,	October 31,
	2022	2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 73,536	$ 84,063
Accounts receivable, net	35,722	42,620
Inventories, net	159,818	148,216
Derivative assets	2,953	905
Prepaid assets	8,438	13,091
Other	204	975
Total current assets	280,671	289,870

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	27,703	29,533
Leasehold improvements	4,643	5,172
	40,566	42,925
Less accumulated depreciation and amortization	(31,483)	(32,318)
Total property and equipment, net	9,083	10,607

Non-current assets:
Software development costs, less accumulated amortization	7,363	7,553
Intangible assets, net	1,322	1,565
Operating lease - right of use assets, net	8,804	10,624
Deferred income taxes	2,617	3,154
Investments and other assets, net	9,246	9,562
Total non-current assets	29,352	32,458
Total assets	$ 319,106	$ 332,935

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 48,104	$ 48,881
Customer deposits	6,187	8,593
Derivative liabilities	2,226	467
Operating lease liabilities	3,839	4,221
Accrued payroll and employee benefits	8,816	10,389
Accrued income taxes	1,873	1,192
Accrued expenses	5,914	5,911
Accrued warranty expenses	1,437	1,516
Total current liabilities	78,396	81,170

Non-current liabilities:
Deferred income taxes	67	68
Accrued tax liability	1,314	1,749
Operating lease liabilities	5,306	6,794
Deferred credits and other	4,255	4,735
Total non-current liabilities	10,942	13,346

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,645,352 and 6,691,052 shares issued and 6,566,994 and 6,617,717 shares outstanding, as of July 31, 2022 and October 31, 2021, respectively	657	662
Additional paid-in capital	63,334	63,924
Retained earnings	179,449	175,574
Accumulated other comprehensive loss	(13,672)	(1,741)
Total shareholders' equity	229,768	238,419
Total liabilities and shareholders' equity	$ 319,106	$ 332,935